[Bryan Cave LLP Letterhead]

                                   May 7, 2004


Board of Directors
American Water Star, Inc.
4560 S. Decatur, Suite 301
Las Vegas, Nevada 89103


Re:  Registration Statement on Form SB-2

Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form SB-2 (File No. 333-115072) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 38,647,390 shares of the common stock, par value $.001 per share (the "Shares"), of American Water Star, Inc., a Delaware corporation (the "Company"). The Shares are to be sold by certain of the Company's current stockholders (the "Selling Stockholders").

We are acting as counsel for the Company in connection with the issue and sale by the Selling Stockholders of the Shares pursuant to the Registration Statement. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, if and as required, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws. We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of Nevada and the federal laws of the United States of America.

Based solely upon and subject to the foregoing, we are of the opinion that the Shares, when sold, will be duly authorized, validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


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Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result.


Very truly yours,